Exhibit 10.1
RELEASE AND SEPARATION AGREEMENT
     THIS RELEASE AND SEPARATION AGREEMENT (this “Agreement”), is made and entered into this 11th day of November, 2010 (the “Effective Date”), by and between MEDCATH CORPORATION, a Delaware corporation (“MedCath”), and DAVID BUSSONE, an individual resident of the State of North Carolina (“Executive”).
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree, covenant and stipulate as follows:
     1. Resignation as an Officer. Executive has served as an officer of MedCath in the capacity of Executive Vice President and President, Operations Division pursuant to the terms and provisions of an Employment Agreement between MedCath and Executive dated as of September 1, 2009 (the “Employment Agreement”). Effective as of November 9, 2010, the Employment Agreement is terminated without cause and Executive resigns as an officer of, and relinquishes all other positions and responsibilities with, MedCath and each of its direct and indirect subsidiaries and affiliates except as set forth in Paragraph 2.
     2. Continued Service. MedCath and Executive acknowledge and agree that during the period from and after the Effective Date and continuing through December 10, 2010 (the “Advisory Service Period”) Executive shall remain an employee of MedCath and render such advisory services as MedCath may call upon him to furnish during normal business hours after reasonable notice regarding operations matters or the defense or prosecution of litigation, administrative charges or hearings and related matters with respect to issues arising during Executive’s tenure with MedCath. Upon the expiration of the Advisory Service Period, Executive’s employment by MedCath shall terminate.
     3. Compensation and Other Benefits.
     (a) For his service to MedCath through the Effective Date and during the Advisory Service Period, Executive shall receive his current regular base salary, earned but unpaid bonus for the 2010 fiscal year and participate in all of the MedCath benefit plans and programs available to senior executives, including the following benefit plans: group health, flexible spending account, voluntary life insurance; long-term disability and personal accident insurance, provided Executive enrolls for participation in such plans in a timely manner and pays appropriate contributions. Executive shall also be eligible to participate through the expiration of the Advisory Service Period in the MedCath 401(k) Plan. Except as provided in Paragraph 3(c), all other benefits and perquisites shall cease as of the Effective Date, and Executive shall not be eligible to accrue, earn or be granted any bonuses or equity incentive awards for or with respect to any period after the Effective Date. Executive acknowledges and agrees that he shall not be eligible to receive a distribution of his account under the MedCath 401(k) Plan until the termination of his employment upon the expiration of the Advisory Service Period.
     (b) MedCath shall promptly reimburse Executive for reasonable business expenses incurred during the Advisory Service Period in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of MedCath, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by MedCath.
     (c) In consideration of the release of MedCath by Executive, MedCath agrees:
     (i) to pay to Executive a lump sum severance payment of $637,500 on December 17, 2010 and a lump sum severance payment of $425,000 on May 20, 2011 (a total severance payment of $1,062,500);

     (ii) that 51,327 unvested restricted shares awarded to Executive will become fully vested upon the expiration of the Advisory Service Period, provided that such shares, net of shares withheld for the payment of applicable withholding taxes, shall be restricted and non-transferable until such time as a “Change in Control,” as defined by in MedCath’s 2006 Stock Option and Award Plan has occurred; and
     (iii) to provide continued coverage under the Company’s group medical plan in accordance with the terms thereof for a period ending on the earlier of (A) the second anniversary of the expiration of the Advisory Service Period or (B) the date on which Executive becomes eligible to be covered under comparable benefit plans of a new employer, provided Executive shall be required to contribute an amount toward the cost of such coverage during the Coverage Period that is equal to the cost paid by active Executives and for purposes of applying the COBRA continuation requirements, the “qualifying event” shall be the expiration of the Advisory Service Period.
     4. Non-Disparagement. Executive agrees that he will not communicate orally, in writing or electronically (through, for example, the internet) at any place or time, generally, specifically or by implication to any person or entity any opinions or comments regarding the prospects, competence or skills of MedCath or its management or any facts, opinions or comments that could reasonably be expected to reflect adversely upon MedCath or disparage, degrade, malign or harm its reputation.
     5. Release of MedCath. Executive, for himself, his heirs, executors, administrators, and assigns, hereby covenants and agrees that he irrevocably and unconditionally releases, acquits and forever discharges MedCath, its predecessors, successors, parent companies, affiliates, subsidiaries, and assigns, and their respective officers, directors, as well as each of MedCath’s employees and agents (MedCath and MedCath’s officers, directors, employees, subsidiaries, successors, parent companies, affiliates, assigns, and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the Executive’s employment with MedCath or the termination of the Employment Agreement and Executive’s employment with MedCath (other than any claim arising out of the breach by MedCath of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by Executive against MedCath in any litigation arising from summonses and complaints filed in federal, state or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Section 1514A or and 1513(e) of Chapter 73 of Title 18 of the United States Code; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation, which Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees. Notwithstanding the foregoing, Executive specifically does not release any (i) claim that may arise from MedCath breach of this Agreement, (ii) claim for the payment or provision of any and all benefits or payments under any of MedCath’s benefit plans and programs in which Executive participated during his employment by MedCath or (iii) rights granted to Executive under MedCath’s by-laws, charter or applicable law.

NOTE: This Agreement applies to age discrimination claims under the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (the “OWBPA”) (these laws prohibit age discrimination in employment or benefits as to individuals forty years of age and older). Under the OWBPA, Executive has the right to consider this Agreement for twenty-one days before accepting it. Before signing this Agreement, Executive is advised to consult with an attorney of his choice, at the Executive’s expense. Further, under the OWBPA Executive has the right to revoke this Agreement at any time within the seven-day period following the date Executive signs this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period expires. Finally, this Agreement does not interfere with the Executive’s right to file a charge or participate in a proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”); however, Executive acknowledges and agrees that this Agreement does waive and release the Executive’s ability to claim any monetary recovery or damages should the EEOC pursue claims on the Executive’s behalf.
     6. No Pending Claims. Executive represents and warrants that he has not initiated or filed any action, complaint, claim or charge against the Releasees with any federal, state or local court or administrative agency, and that he will not do so at any time hereafter regarding matters relating to arising out of his employment or retirement from employment, or any other matter occurring on or before the date of execution of this Agreement. If any such action, complaint claim or charge has been initiated on his behalf, he will use his best efforts to cause it to immediately be withdrawn and dismissed with prejudice.
     7. Tax Withholding and Reporting. MedCath shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
     8. Governing Law and Venue. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to any principles of conflicts of laws. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state or federal courts located in Charlotte, North Carolina for any action arising out of or related to this Agreement, and (b) waives any and all objection to any such action based on venue or forum non conveniens.
     9. Notices. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):
     If to MedCath, to:
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attn: Chief Executive Officer
with a copy to:
Hal A. Levinson, Esq.
Moore & Van Allen, PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28208-4003

     If to Executive, to the most recent address on MedCath’s employment records for Executive.
     10. Whole Agreement, Amendment and Severability. This document contains the whole and entire understanding and agreement between the parties hereto, superseding any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties, including without limitation the Employment Agreement. There are no other understandings, promises, covenants or agreements between the parties regarding the subject matter of this Agreement, except as specifically set forth herein. This Agreement may not be amended, modified or altered in any fashion except in writing executed by the parties hereto with the same formality as with which this Agreement is executed. Executive understands and agrees that each clause of this Agreement is a separate and independent clause, and that, if any clause should be found unenforceable, such clause should be and is hereby severed from this Agreement and will not affect the enforceability of any of the other clauses herein.
     11. Right to Revoke Agreement. If Executive desires to revoke this Agreement during the seven-day period following the Executive’s signing of this Agreement, Executive shall provide notice to MedCath no later than midnight on the last day of the seven-day revocation period. Notice should be given by submitting a written statement of revocation via hand delivery, mail or e-mail to Art Parker at MedCath Corporation, 10720 Sikes Place, Suite 300, Charlotte, NC 28277 or at e-mail address art.parker@medcath.com. Notice may also be given by calling or leaving a voice mail message for Art Parker at 704-815-7608 before midnight on the last day of the seven-day revocation period, then immediately confirming the call or message with written notice as stated above. Executive’s revocation must be in writing to be effective. This Agreement shall not become effective and enforceable until Executive’s right under this Paragraph to revoke this Agreement has expired.
     12. Compliance with Older Workers Benefit Protection Act: By signing this Agreement, Executive specifically acknowledges and represents that:
     (a) Executive has been given a period of twenty-one (21) days to consider the terms of this Agreement;
     (b) the terms of this Agreement are clear and understandable to Executive;
     (c) the terms and benefits set forth in this Agreement were individually negotiated between Executive and MedCath, and Executive was not offered, nor is he participating in, an exit incentive or employment termination program offered to a group or class of Company Executives;
     (d) the benefits MedCath will provide to Executive under this Agreement exceed the benefits that Executive was otherwise entitled to receive as an employee of MedCath;
     (e) Executive has been advised to consult with an attorney (at the Executive’s expense) prior to signing this Agreement; and
     (f) Executive has been advised that he has the right to revoke this Agreement at any time within the seven-day period following his signature of this Agreement.
     13. Public Filing. Executive acknowledges that MedCath is required to file an executed copy of this Agreement with the Securities and Exchange Commission to comply with the federal securities laws and that such filing may be accessed by the public.
     14. No Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. MedCath shall retain the right to assign this Agreement.

     IN WITNESS WHEREOF, MedCath has caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

/s/ David Bussone David Bussone

MEDCATH CORPORATION

By:	/s/ James A. Parker
Name:	James A. Parker
Title:	Executive Vice President and Chief Financial Officer

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